SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                              ----------------

                                SCHEDULE 13D
                               (RULE 13d-101)

                             (AMENDMENT NO. 3)

         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)


                         THE INTERLAKE CORPORATION
    --------------------------------------------------------------------
                              (Name of Issuer)


                       COMMON STOCK, $1.00 PAR VALUE
    --------------------------------------------------------------------
                       (Title of Class of Securities)


                                458702 10 7
    --------------------------------------------------------------------
                               (CUSIP Number)


                               John F. Keane
                             Tinicum Investors
                             990 Stewart Avenue
                        Garden City, New York 11530
                               (516) 222-2874


                                  Copy to:

                           Paul T. Schnell, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                          New York, New York 10022
                               (212) 735-3000
    --------------------------------------------------------------------
        (Name, Address and Telephone Number of Person Authorized to
                    Receive Notices and Communications)


                             FEBRUARY 10, 1999
    --------------------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: ( )

      NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.






 CUSIP No. 458702 10 7               13D
 ---------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Tinicum Investors
      I.R.S. ID No. 13-3800339
 ---------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) ( )
                                                                   (b) ( )
 ---------------------------------------------------------------------------
 3.   SEC USE ONLY

 ---------------------------------------------------------------------------
 4.   SOURCE OF FUNDS

 ---------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       ( )
 ---------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
 ---------------------------------------------------------------------------
                        7.    SOLE VOTING POWER - 0           (See Item 5)
   NUMBER OF
    SHARES              ----------------------------------------------------
 BENEFICIALLY           8.    SHARED VOTING POWER - 0
   OWNED BY
     EACH               ----------------------------------------------------
  REPORTING             9.    SOLE DISPOSITIVE POWER - 0      (See Item 5)
   PERSON
    WITH                ----------------------------------------------------
                        10.   SHARED DISPOSITIVE POWER - 0

 ---------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0                                                       (See Item 5)
 ---------------------------------------------------------------------------
 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES
                                                                       ( )
 ---------------------------------------------------------------------------
 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
 ---------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON

      PN
 ---------------------------------------------------------------------------




 CUSIP No. 458702 10 7               13D
 ---------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Seth M. Hendon
      S.S. No. ###-##-####
 ---------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) ( )
                                                                   (b) ( )
 ---------------------------------------------------------------------------
 3.   SEC USE ONLY

 ---------------------------------------------------------------------------
 4.   SOURCE OF FUNDS

 ---------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       ( )
 ---------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
 ---------------------------------------------------------------------------
                        7.    SOLE VOTING POWER - 0           (See Item 5)
   NUMBER OF
    SHARES              ----------------------------------------------------
 BENEFICIALLY           8.    SHARED VOTING POWER - 0
   OWNED BY
    EACH                ----------------------------------------------------
  REPORTING             9.    SOLE DISPOSITIVE POWER - 0       (See Item 5)
   PERSON
    WITH                ----------------------------------------------------
                        10.   SHARED DISPOSITIVE POWER - 0

 ---------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0                                                       (See Item 5)
 ---------------------------------------------------------------------------
 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES
                                                                       ( )
 ---------------------------------------------------------------------------
 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
 ---------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON

      IN
 ---------------------------------------------------------------------------




 CUSIP No. 458702 10 7               13D
 ---------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Robert J. Kelly
      S.S. No. ###-##-####
 ---------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) ( )
                                                                   (b) ( )
 ---------------------------------------------------------------------------
 3.   SEC USE ONLY

 ---------------------------------------------------------------------------
 4.   SOURCE OF FUNDS

 ---------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       ( )
 ---------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
 ---------------------------------------------------------------------------
                        7.   SOLE VOTING POWER - 0            (See Item 5)
   NUMBER OF
    SHARES              ----------------------------------------------------
 BENEFICIALLY           8.     SHARED VOTING POWER - 0
   OWNED BY
     EACH               ----------------------------------------------------
  REPORTING             9.     SOLE DISPOSITIVE POWER -  0    (See Item 5)
    PERSON
     WITH               ----------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER - 0

 ---------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0                                                       (See Item 5)
 ---------------------------------------------------------------------------
 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES
                                                                       ( )
 ---------------------------------------------------------------------------
 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
 ---------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON

      IN
 ---------------------------------------------------------------------------




 CUSIP No. 458702 10 7               13D
 ---------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Edward R. Civello
      S.S. No. ###-##-####
 ---------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) ( )
                                                                   (b) ( )
 ---------------------------------------------------------------------------
 3.   SEC USE ONLY

 ---------------------------------------------------------------------------
 4.   SOURCE OF FUNDS

      PF
 ---------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       ( )
 ---------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
 ---------------------------------------------------------------------------
                        7.    SOLE VOTING POWER - 0           (See Item 5)
   NUMBER OF
    SHARES              ----------------------------------------------------
 BENEFICIALLY           8.    SHARED VOTING POWER - 0
   OWNED BY
     EACH               ----------------------------------------------------
  REPORTING             9.    SOLE DISPOSITIVE POWER - 0      (See Item 5)
    PERSON
     WITH               ----------------------------------------------------
                        10.   SHARED DISPOSITIVE POWER - 0

 ---------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0                                                       (See Item 5)
 ---------------------------------------------------------------------------
 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES
                                                                       ( )
 ---------------------------------------------------------------------------
 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
 ---------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON

      IN
 ---------------------------------------------------------------------------




 CUSIP No. 458702 10 7               13D
 ---------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Joseph A. Marino
      S.S. No. ###-##-####
 ---------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) ( )
                                                                   (b) ( )
 ---------------------------------------------------------------------------
 3.   SEC USE ONLY

 ---------------------------------------------------------------------------
 4.   SOURCE OF FUNDS

      PF
 ---------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       ( )
 ---------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
 ---------------------------------------------------------------------------
                        7.     SOLE VOTING POWER - 0          (See Item 5)
  NUMBER OF
   SHARES               ----------------------------------------------------
 BENEFICIALLY           8.     SHARED VOTING POWER - 0
   OWNED BY
    EACH                ----------------------------------------------------
  REPORTING             9.     SOLE DISPOSITIVE POWER - 0     (See Item 5)
   PERSON
    WITH                ----------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER - 0

 ---------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0                                                       (See Item 5)
 ---------------------------------------------------------------------------
 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES
                                                                       ( )
 ---------------------------------------------------------------------------
 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
 ---------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON

      IN
 ---------------------------------------------------------------------------




 CUSIP No. 458702 10 7               13D
 ---------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      John F. Keane
      S.S. No. ###-##-####
 ---------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) ( )
                                                                   (b) ( )
 ---------------------------------------------------------------------------
 3.   SEC USE ONLY

 ---------------------------------------------------------------------------
 4.   SOURCE OF FUNDS

      PF
 ---------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       ( )
 ---------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
 ---------------------------------------------------------------------------
                        7.     SOLE VOTING POWER - 0          (See Item 5)
   NUMBER OF
    SHARES              ----------------------------------------------------
 BENEFICIALLY           8.     SHARED VOTING POWER - 0
   OWNED BY
    EACH                ----------------------------------------------------
  REPORTING             9.     SOLE DISPOSITIVE POWER -  0    (See Item 5)
   PERSON
    WITH                ----------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER - 0

 ---------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0                                                       (See Item 5)
 ---------------------------------------------------------------------------
 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES
                                                                       ( )
 ---------------------------------------------------------------------------
 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
 ---------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON

      IN
 ---------------------------------------------------------------------------




 CUSIP No. 458702 10 7               13D
 ---------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Putnam L. Crafts, Jr.
      S.S. No. ###-##-####
 ---------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) ( )
                                                                   (b) ( )
 ---------------------------------------------------------------------------
 3.   SEC USE ONLY

 ---------------------------------------------------------------------------
 4.   SOURCE OF FUNDS

 ---------------------------------------------------------------------------
 5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                       ( )
 ---------------------------------------------------------------------------
 6.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
 ---------------------------------------------------------------------------
                        7.     SOLE VOTING POWER -  0         (See Item 5)
  NUMBER OF
   SHARES               ----------------------------------------------------
 BENEFICIALLY           8.     SHARED VOTING POWER - 0
   OWNED BY
    EACH                ----------------------------------------------------
  REPORTING             9.     SOLE DISPOSITIVE POWER -  0     (See Item 5)
   PERSON
    WITH                ----------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER - 0

 ---------------------------------------------------------------------------
 11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0                                                       (See Item 5)
 ---------------------------------------------------------------------------
 12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES
                                                                       ( )
 ---------------------------------------------------------------------------
 13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
 ---------------------------------------------------------------------------
 14.  TYPE OF REPORTING PERSON

      IN
 ---------------------------------------------------------------------------



 ITEM 1.   SECURITY AND ISSUER

      This statement amends and supplements the Statement on Schedule 13D filed with the U.S. Securities and Exchange Commission on July 27, 1998, as amended on August 18, 1998 and on October 5, 1998 (the "Schedule 13D"), by Tinicum Investors, Seth M. Hendon, Robert J. Kelly, Edward R. Civello, Joseph A. Marino, John F. Keane, and Putnam L. Crafts, Jr., relating to shares of common stock, $1.00 par value (the "Shares"), of The Interlake Corporation, a Delaware corporation (the "Issuer"). All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Schedule 13D.

 ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

      Item 5 is hereby amended and supplemented by adding the following:

      (a) As of the date hereof, none of Investors, Mr. Hendon, Mr. Kelly, Mr. Civello, Mr. Marino, Mr. Keane and Mr. Crafts have direct beneficial ownership of any Shares.

      (b)  Not applicable.

      (c) On February 10, 1999, each of Investors, Mr. Hendon, Mr. Kelly, and Mr. Crafts transferred all of the Shares of which they had direct beneficial ownership (in the aggregate, 3,235,700 Shares, constituting approximately 9.4% of the 34,274,104 Shares outstanding as reported in the Issuer's Form 8-K dated February 5, 1999) to a related entity, Tinicum Capital Partners, L.P., a Delaware limited partnership, which itself transferred on February 10, 1999, 3,235,700 Shares to GKN North America Manufacturing, Inc. at a purchase price in cash of $7.25 per Share.

      (d)  Not applicable.

      (e) On February 10, 1999, the Reporting Persons ceased to be 5% holders of the Issuer's outstanding common stock.



                                 SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    February 23, 1999


                                              TINICUM INVESTORS


                                              By:  /s/ Eric M. Ruttenberg
                                                 ---------------------------
                                                 Name:  Eric M. Ruttenberg
                                                 Title: General Partner




                                 SIGNATURE

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    February 23, 1999


                                              /s/ Seth M. Hendon
                                              -----------------------------
                                              SETH M. HENDON




                                 SIGNATURE

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    February 23, 1999


                                              /s/ Robert J. Kelly
                                              -----------------------------
                                              ROBERT J. KELLY




                                 SIGNATURE

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    February 23, 1999


                                              /s/ Edward R. Civello
                                              -----------------------------
                                              EDWARD R. CIVELLO




                                 SIGNATURE

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    February 23, 1999


                                              /s/ Joseph A. Marino
                                              -----------------------------
                                              JOSEPH A. MARINO




                                 SIGNATURE

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    February 23, 1999


                                              /s/ John F. Keane
                                              -----------------------------
                                              JOHN F. KEANE




                                  SIGNATURE

      After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

 Dated:    February 23, 1999


                                              /s/ Putnam L. Crafts, Jr.
                                              -----------------------------
                                              PUTNAM L. CRAFTS, JR.